Exhibit 99.1

ASHLAND INC. GIVES NOTICE OF INTENTION TO SELL SHARES OF ARCH COAL, INC.

      St. Louis, MO - Arch Coal, Inc. (NYSE:ACI) today announced that Ashland Inc., pursuant to registration rights held by it under an April 4, 1997 registration rights agreement, will register with the Securities and Exchange Commission (SEC) up to 2,100,000 shares of Arch Coal, Inc. common stock for sale in an underwritten public offering. The sale of such shares will reduce Ashland's ownership percentage in Arch Coal, Inc. from approximately 55% to approximately 49%. It is anticipated that a registration statement relating to these securities will be filed with the SEC in August 1998.

      Any offering will be made only by means of a written prospectus, and this release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

      Arch Coal is the nation's second largest coal producer with subsidiary operations in West Virginia, Kentucky, Virginia, Illinois, Wyoming, Colorado and Utah. Through these operations, Arch Coal provides the fuel for approximately 6% of U.S. electric power generation.